Registration No. 333-237342

Filed Pursuant to Rule 433

Dated July 17, 2020

ETN Details Ticker MJO MJJ Intraday NAV MJOIV MJJIV CUSIP 063679674 063679682 ISIN US0636796742 US0636796825 Expense Ratio 1 0.95% per annum, accrued on a daily basis 0.70% per annum, accrued on a daily basis Daily Financing Rate 2 US Federal Funds Effective Rate plus 1.25% per annum, accrued on a daily basis Not applicable Leverage Factor +2X +1X Leverage Reset Frequency Each Index Business Day Not applicable Exchange NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Initial Trade Date 12/10/2019 12/10/2019 Maturity Date 11/17/2039 11/17/2039 1 The Expense Ratio is a per annum number that accrues on a daily basis. 2 The Daily Financing Rate is a per annum number that accrues on a daily basis. Index Family of Exchange Traded Notes Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Cannabis Overview The MicroSectors™ Cannabis Index Exchange Traded Notes are linked to the performance of the Indxx MicroSectors™ North American Cannabis Index. The leveraged ETN (MJO), offers investors a return based on changes in the level of the Indxx MicroSectors™ North American Cannabis Index on a compounded basis on each Index Business Day (as defined in the applicable pricing supplement), before taking into account fees. The leveraged ETN has a leverage factor of 2 that is reset on each Index Business Day. This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN below. The leveraged ETN seeks a return on the underlying index for a single Index Business Day. The leveraged ETNs are not “buy and hold” investments, and should not be expected to provide its respective leveraged return of the underlying index’s cumulative return for periods greater than one Index Business Day. What Is the Indxx MicroSectors™ North American Cannabis Index The Indxx MicroSectors™ North American Cannabis Index (the “Index”) includes North American stocks designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or cannabis related products. The Index’s underlying composition is market cap weighted, liquidity adjusted, and has a single security cap of 9.9% to prevent over concentration in a handful of stocks. More information about the Index can be found here. What Is MicroSectors™ MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Ticker Exchange Traded Note MJO MicroSectors™ Cannabis 2X Leveraged ETN MJJ MicroSectors™ Cannabis ETN Hypothetical and Historical Index Performance Source: Bloomberg L.P. Data from 12/15/2017 to 6/30/20. Past performance does not guarantee future results. The Index, was launched on 11/8/2019. The index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Inception data for the Index is from 5/31/2017. Past historical or hypothetical data is not a guarantee of future index performance. See “Use of Hypothetical Back-Tested Data” in this document. *Source: Bloomberg L.P. Indxx MicroSectors™ North American Cannabis Index was launched on 11/8/2019. Data from 12/15/2017 to 6/30/20. The Indxx MicroSectors North American Cannabis Index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future index performance. See “Use of Hypothetical Back-Tested Data” in this document. Current performance may be higher or lower than performance data quoted. Inception data for the Index is from 5/31/2017. Call 877.369.5412 for current month-end performance. Prime Alternative Harvest Index GTR Indxx MicroSectors™ North American Cannabis Index 0 100 50 150 200 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q2 2019 Q1 2019 Q3 2019 Q1 2020 Q2 2020 Q4 2019 Index Constituents Ticker Name Weight Ticker Name Weight ABBV-US AbbVie, Inc. 9.90% BRKR-US Bruker Corp. 3.30% TMO-US Thermo Fisher Scientific, Inc. 9.90% ARNA-US Arena Pharmaceuticals, Inc. 3.41% A-US Agilent Technologies, Inc. 9.90% TLRY-US Tilray, Inc. 8.61% MTD-US Mettler-Toledo International, Inc. 9.90% IIPR-US Innovative Industrial Properties 3.97% WAT-US Waters Corp. 9.90% ACB-CA Aurora Cannabis, Inc. 1.98% CTLT-US Catalent, Inc. 8.22% CRON-CA Cronos Group, Inc. 0.75% PKI-US PerkinElmer, Inc. (U.S.) 7.62% APHA-CA Aphria, Inc. 1.39% SMG-US Scotts Miracle-Gro Co. 5.71% CARA-US CARA Therapeutics, Inc. 0.83% WEED-CA Canopy Growth Corp. 4.72% Index data as of 7/1/20. Index weightings and constituents are subject to change. Index Details Index Name Indxx MicroSectors™ North American Cannabis Index Index Ticker MSMJ Launch Date 11/8/2019 Index Evaluation Frequency Monthly Weighting Modified Market Capitalization No. of Constituents 17 Index Family of Exchange Traded Notes Cannabis Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Hypothetical and Historical Performance (Total Return)* 1MO 3MO 6MO 9MO 1YR 2YR Inception Indxx MicroSectors™ North American Cannabis Index -3.26% 22.30% -3.46% -2.59% -19.18% -5.57% 18.64% Prime Alternative Harvest Index -5.07% 12.73% -25.22% -38.86% -59.94% -53.00% -49.96% Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Bank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements and product supplements, a prospectus supplement and prospectus) with the SEC about the offerings to which this document relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement and product supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The leveraged ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on each Index Business Day. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time specified in the applicable pricing supplement, you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage, if applicable, increases the sensitivity of your ETNs to changes in the level of the Index. The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking resetting investment results on each Index Business Day, which may be leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage of the ETNs during any given day may be greater than or less than the amount indicated by the name of the ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined by the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent (as defined by the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index is subject to risks relating to its focus industry. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from November 8, 2019. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see the “Risk Factors” section in the applicable pricing supplement. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. “Indxx” is a service mark of Indxx, LLC (“Indxx”) and has been licensed for use for certain purposes by us. The ETNs are not sponsored, endorsed, sold or promoted by Indxx. Indxx makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly. Indxx has no obligation to take our needs or the needs of holders of the ETNs into consideration in determining, composing or calculating the Index. Indxx is not responsible for and has not participated in the determination of the timing, amount or pricing of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. Indxx has no obligation or liability in connection with the administration, marketing or trading of the ETNs. Call Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.com Index Family of Exchange Traded Notes Cannabis